UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Valley National Bancorp

(Exact name of registrant as specified in its charter)

New Jersey	22-2477875
(State of Incorporation or Organization)	(IRS Employer Identification No.)

1455 Valley Road, Wayne, New Jersey	07470
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Warrants to purchase shares of common stock, no par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒	If this form relates to the registration of a class of securities pursuant to section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): 333-150373

Securities to be registered pursuant to Section 12(g) of the Act:

NONE

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Valley National Bancorp, a New Jersey corporation (the “Registrant”), is registering warrants to purchase common stock, no par value, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the listing of the warrants on the NASDAQ Capital Market on or about July 1, 2008.

On March 19, 2008, the Registrant and Greater Community Bancorp (“Greater Community”) entered into an Agreement and Plan of Merger pursuant to which Greater Community will be merged with the Registrant, with the Registrant as the surviving corporation. Shareholders of Greater Community have approved the merger.

Upon the July 1, 2008 consummation of the merger, for each share of Greater Community common stock they own, holders of Greater Community common stock will receive 0.9975 shares of common stock of the Registrant and 0.105 of a warrant to purchase one share of common stock of the Registrant. A total of up to 917,935 warrants will be issued in connection with the merger. The exercise price of the warrants is $19.01 per share. The warrants will be exercisable from July 1, 2010 to June 30, 2015, provided, however, that the warrants may be exercisable prior to July 1, 2010 in the event of an acquisition or proposed acquisition or liquidation involving the Registrant (as discussed in more detail below).

The Registrant has appointed American Stock Transfer & Trust Company, LLC (“ASTTC”) as warrant agent for purposes of issuing, transferring and exchanging the warrants issued in the merger pursuant to the terms of the merger agreement and a warrant agreement between the Registrant and ASTTC. To exercise a warrant, the warrant holder must present and surrender the Warrant Certificate to ASTTC, as warrant agent, at its corporate office, with the Subscription Form on the reverse side of such Certificate properly completed and executed, indicating the number of shares to be purchased, and accompanied by payment in full by certified or official bank check payable to the order of the Registrant for the total exercise price.

A holder of warrants as such is not entitled to vote, receive dividends or exercise any of the rights of holders of shares of common stock of the Registrant until such time as such warrants have been duly exercised and payment of the exercise price has been made.

The warrants are transferable by a holder upon surrender of the Warrant Certificate for transfer at the office of the warrant agent, accompanied by a duly executed Assignment Form and funds sufficient to pay any applicable transfer tax. Thereafter, the warrant agent will execute and deliver a new Warrant Certificate to the designated transferee or transferees.

The warrant agreement contains provisions that will adjust the number of shares purchasable upon exercise of the warrant proportionally to reflect any share dividend or other distribution, share division or combination, reclassification or reorganization which affects holders of record of common stock of the Registrant as of any date on or after the time the merger becomes effective. In the event of any consolidation with or merger of the Registrant into another corporation or sale or conveyance of substantially all of the Registrant’s assets (a “change in control transaction”), the warrant holder will have the right to receive, upon payment of the warrant price, upon the terms and conditions in the merger agreement and in the warrant agreement, and in lieu of shares of common stock of the Registrant purchasable upon the exercise of the warrant, such shares of stock, securities, cash or other assets which the warrant holder would have been entitled to receive after the happening of such change in control transaction had such warrant been exercised immediately prior to the consummation of the transaction. In the event the change in control transaction involves an exchange of consideration other than shares of common stock or other securities in exchange for common stock of the Registrant, the Registrant may fulfill its obligations to the warrant holder by permitting the warrant holder the opportunity to exercise his or her warrants before the consummation date of the change in control transaction, and thereby participate in the transaction as a holder of common stock of the Registrant. Any warrants not exercised before the consummation of the change in control transaction shall be cancelled and become null and void on the consummation date of the transaction.

The foregoing is merely a summary of the terms of the warrants. The full terms of the warrants are set forth in Exhibits 4.1 and 4.2 and are incorporated by reference herein.

Item 2. Exhibits.

Exhibit No.	Description
2	Agreement and Plan of Merger, dated as of March 19, 2008, among the Registrant and Greater Community Bancorp (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on March 20, 2008).

3.1	Restated Certificate of Incorporation of the Registrant, as amended (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and Current Report on Form 8-K filed on May 15, 2008).

3.2	By-laws of the Registrant, as amended (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

4.1	Specimen certificate representing the Registrant’s warrants to purchase common stock, no par value.

4.2	Form of Warrant Agreement between Valley National Bancorp and American Stock Transfer & Trust Company, LLC (incorporated by reference to Appendix B to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 filed on May 20, 2008).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: June 30, 2008

VALLEY NATIONAL BANCORP

By:	/s/ Alan D. Eskow
Name:	Alan D. Eskow
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2	Agreement and Plan of Merger, dated as of March 19, 2008, among the Registrant and Greater Community Bancorp (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on March 20, 2008).

3.1	Restated Certificate of Incorporation of the Registrant, as amended (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and Current Report on Form 8-K filed on May 15, 2008).

3.2	By-laws of the Registrant, as amended (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

4.1	Specimen certificate representing the Registrant’s warrants to purchase common stock, no par value.

4.2	Form of Warrant Agreement between Valley National Bancorp and American Stock Transfer & Trust Company, LLC (incorporated by reference to Appendix B to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 filed on May 20, 2008).

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